Exhibit (p)(2)

FIL Ethics Office	https://www.fil coe.uk.fid intl.com	For immediate attention and retention

Fidelity International Code of Ethics

and Policy on Inside Information UK, Europe and Bermuda

Contents

1.	Code of Ethics for Personal Investing

2.	Policy on Inside Information

3.	Local Rules and Obligations

4.	How we enforce the Code Inside back cover - Key Concepts

Important note

How the Code of Ethics (which we are required to provide you with) applies to you will depend upon what category of employee you are. Most employees simply have to follow those rules which apply to all employees, also known as Core Employees.

However, depending upon your role you can be categorised as a Fund Access Person. If you fall into this category you must follow those further rules which are clearly marked in the Code.

Fund-Access Persons

This includes persons with access to confidential fund information and/or with the power to influence the conduct of a fund including those in and working with employees of investment management systems and operations; pricing and fund administration; oversight; fund managers, research analysts, traders and any others involved in handling or directing trades in the funds.

Please note that you can also be placed within a specific category by designation of the Ethics Office.

Throughout the Code there are references to web based fact sheets where you can get more detail. These fact sheets are available on the online code of ethics system.

A Guide to Preclearance
A Guide to the 60 day gain rule
Approved Mutual Funds.
Code of Ethics Forms
Compliance contacts
Covered Person – when the Code applies to you or someone other than you.
Disclosing accounts holding Non-Covered Securities.
Frequently Asked Questions.
Permissible Indices.
Sanction and Appeals Process.
Special Approvals – when you may be able to get relief from the Code.
Treatment of options under the 60 day gain rule.

Key Principles

1.	You should always conduct your personal affairs in a manner that does not conflict or even appear to conflict with the obligations we owe our clients.

2.	The Code applies both to you and those close to you and in whose financial affairs you may have an interest

3.	You are expected to abide by the spirit as well as the letter of the Code.

4.	You should never use information obtained in your role at FIL for personal gain or pass it on to someone who may so use it

5.	You should never disclose or abuse confidential information as this could affect the interests of our clients.

6.	You do not trade when in possession of sensitive fund information or inside information (for the same reason as above).

7.	You must deal though a broker which provides duplicate reporting to FIL

8.	If you are a Fund-Access person you must obtain preclearance if necessary before placing an order.

9.	You complete all the necessary forms accurately and on time.

Code of Ethics for Personal Investing

RULES FOR ALL EMPLOYEES

The Code has rules about owning and trading securities for personal benefit. Some of the rules apply both to you and anyone who is a covered person (see Key Concepts).

As a FIL employee you must not place your personal interest ahead of the interests of our clients, including the investors in our funds. You must therefore never take advantage of your relationship to the funds or FIL to benefit yourself or another party.

Because no set of rules can cover every situation it is critical that you follow the Key Principles and abide by the spirit as well as the letter of the Code. Any activity that compromises our integrity can harm FIL’s reputation and may be reviewed by the Ethics Office and action taken.

REQUIREMENTS

Acknowledging the rules

Within 10 days of starting at FIL and every year after you must confirm that:

  You understand and will follow the rules that apply to you;
  You authorise FIL to obtain and monitor data regarding your transactions covered by the Code;
  You will follow any new or existing rules that apply to you in the future.

As well as the Code you must follow any securities laws to which you are subject.

Reporting violations

If you become aware that you or someone else has broken the Code, you must promptly report this to the Ethics Office.

Disclosing accounts and holdings

The Code covers accounts and holdings in your name and also those of any other covered person. You must disclose all covered accounts to FIL within 10 days of starting and thereafter as requested. You will also need to disclose any holdings in FIL funds held in an account outside FIL.

An Annual Acknowledgement will collect this information each year.

You must arrange for duplicate reports of trades and account statements to be provided by your broker.

Covered Person – when the Code applies to	you or someone other than you.
Code of Ethics Forms.

Key Concepts	Fiduciary Duty	Disclosure
Some terms have specific meanings in the Code –	Your responsibility to place FIL clients first is a	Core Employees must complete an Annual
these are set out in Key Concepts inside the back	fiduciary duty you must observe. This means never	Acknowledgement.
cover. In the text they appear in blue.	placing your personal interests ahead of those of	Fund-Access Persons must complete an Annual
	any FIL fund.	Acknowledgement and a Quarterly Transaction
Verification.

PROHIBITIONS

Selling short

In any account, the short position in a particular covered security may not be greater than the shares of that security held in that account.

Trading restricted securities

You and any other covered person may not trade a restricted security. If you have been told specifically not to trade a security, then you must not trade it until the restriction is lifted.

Short Term Trading in FIL Funds

Trading in and out of a FIL fund within a 30 day period is prohibited. If the fund prospectus places a stricter obligation then this stricter rule will apply. Breaches will mean you have to surrender any profit and other sanctions may apply. This prohibition also applies to FIL funds held in your FIL pension account.

Participating in an IPO

You and any other covered person are not allowed to participate in an initial public offering of securities (IPO). The rule applies to equity and corporate debt securities, free stock offers through the Internet and lotteries for allotments of shares in an IPO.

There are exceptions that can be made for certain circumstances (see below) and you will need approval from your local Ethics Office. You may not participate without such approval.

Use of derivatives, structured instruments and spread betting

If something is prohibited under the Code, or by the preclearance system, it is also prohibited to attempt to accomplish the same thing through the use of derivatives (including options, futures etc.), structured products and spread betting.

Trading an account you do not own

You may not have an authority to trade, place or direct trades of covered securities in an account not owned by you which is not a covered account. With prior approval from your Ethics Office, you can have authority over a non covered account owned by a member of your family, but this may be subject to restrictions that will be advised at the time. Until such approval is received you must not trade, direct or place deals on the account.

Investment clubs

No covered person may participate in or advise an investment club or similar arrangement.

Hedge Funds

You may not invest in a hedge fund.

Excessive Trading

This is strongly discouraged. In general, anyone placing more than 25 trades a quarter in covered securities (other than open-ended funds) should expect additional scrutiny of their trades. We monitor trading activity and may require you to limit the number of trades.

Serving as a director/trustee

Unless you have prior approval from the Ethics Office, you may not serve as a director or trustee of a publically traded company or a non FIL private company that has or may issue shares. The request must go to your manager and local Ethics Office and approval will be dependent on there being no conflict between the role and the interests of our clients and funds.

Short Strategies	IPO Exceptions
Short strategies involving options, futures, ETFs and	You may be able to obtain approval if:	You or any other covered person are a
policyholder or depositor of a mutual company
structured notes based on the Permissible Indices	You or any other covered person have been	that is demutualising;
or non-covered securities are permitted.	offered shares as you already have equity in	Your spouse has been offered the shares as
	the company;	an employee.

Additional rules for Fund-Access Persons only

Requirements

Preclearance

The preclearance process is designed to reduce the possibility of conflicts between your trades and the funds.

The rules of preclearance

  You and any covered person must clear in advance all orders to buy or sell a covered security.
  Preclearance is valid only for the day given and may not be carried over (placing good until cancelled orders is not permitted).
  If your order is not completed by end of day, any uncompleted part must be cancelled to avoid a violation.

Your commitment

In seeking preclearance you are giving your word that:

  You do not have any inside information (see Policy);
  You are not using knowledge of actual or potential fund trades;
  You believe that the trade is available to all investors on the same terms;
  You will provide any information regarding the trade requested by your Ethics Office.

Securities which are excused preclearance

  Shares of FIL funds and FMR funds. Shares of Approved Funds.
  Government securities and securities issued by government agencies which have a remaining maturity of one year or less.
  Debt instruments in Indian Rupees issued by the Government of India, the Reserve Bank of India, or Post Offices owned by the Government of India.
  Options and Futures on Permissible Indices.
  Structured products and ETFs based on Permissible Indices or non covered securities. Securities transferred as a gift Automatic dividend reinvestments Rights’ subscriptions
  Exchange traded currency derivatives
  Routine automatic investment plan investments or withdrawals.
A Guide to Preclearance.

Disclosing securities accounts, holdings and transactions in covered securities

You must disclose:

  All covered accounts;
  Any other type of securities account under the name or control of a covered person, including accounts holding non covered securities (such as shares of mutual funds, commodities or other investment products managed by another company);
  Any holding of covered securities held in or outside a covered account (including covered securities purchased through an automatic investment plan).
Disclosing accounts holding non-covered securities

An exception to this rule will apply to accounts held with FIL and FundsNetwork™ (where you just have to disclose the account). For covered accounts holding shares in FMR funds you must also disclose the holdings in such funds.

You must disclose transactions in covered accounts that include covered securities and so you must arrange for duplicate reports of trades and account statements to be provided. An exception to this rule will apply to accounts held with FIL and FundsNetwork™.

If you trade through an automatic investment plan you should report such transactions on your Quarterly Trade Verification (QTV) form. If you give or receive covered securities other than through trading (e.g. via a gift or inheritance) you should also include these on the QTV.

You must complete a QTV of transactions in covered securities each quarter as directed and within the time limit set out. Information must be current as of a date no more than 45 days prior to the date you became an access person (with respect to the initial report) and no more than 45 days prior to the date of each annual report.

Affirmative Duty

If you have material information on an investment in which the funds might be interested you must inform the relevant investment professionals before acting upon it for your own account. Any personal holding by a covered person in a covered security should be disclosed if you are advising someone making an investment decision on that security.

Preclearance		Corporate Actions
Preclearance is available during market hours of the	from your local Ethics Office to trade without	Corporate Actions may require special approval,
relevant security (except for a period of time after	preclearance if:	please contact your local Ethics Office before
market opening to allow for the placement of fund	The covered account is managed by a professional	participating.
orders).	third party who has discretionary trading authority;
Exceptions to preclearance	Repeated rejection of preclearance is causing
You may be able to obtain prior approval	significant hardship;
Trade will not be executed on same day of
instruction.

PROHIBITIONS

Profiting from fund knowledge

You may not use your knowledge of trades or holdings in FIL funds or FMR funds for personal benefit.

Surrendering 60 day gains

You may not enter into an opposite transaction of a covered security within 60 days of the previous transaction. The basic rule for identifying which shares you have sold or repurchased is what is sometimes referred to as “LIFO”, which stands for “Last In First Out”. In other words, you are treated as having sold first the shares you aquired most recently or having repurchased the shares you have sold most recently.

If you do enter into such a transaction you may be sanctioned and any gain resulting (or loss avoided) may be forfeit. Gains will be calculated based on the earliest transaction within the 60 day period.

This rule does not apply to transactions in:

  Shares of FIL funds and FMR funds (but see Short Term Trading in FIL Funds rule); Shares of Approved Funds;
  Options and Futures on Permissible Indices;
  Structured products and ETFs based on Permissible Indices or non covered securities. Exchange traded currency derivaties An automatic investment plan;
  Government securities and securities issued by government agencies which have a remaining maturity of one year or less.
  Debt instruments in Indian Rupees issued by the Government of India, the Reserve Bank of India, or Post Offices owned by the Government of India.

A further exception is available with the prior approval of your local Ethics Office if this rule would prevent you realising a tax loss on the proposed trade. Approval will take into account fund trading and other preclearance tests and no more than three may be given in any calendar year.

A guide to the 60 day gain rule.
Treatment of options under the 60 day gain rule

Influencing a fund to benefit yourself or others

You must not influence the conduct of a FIL fund for the benefit of anyone other than such shareholders and clients (for example by causing it to trade so as to improve the value of a stock you or a friend holds).

Trading within 7 Days of a fund

If you are responsible for managing or directing trades on a FIL fund you and any covered person may not trade a covered security before or after seven days of that fund trading the same, or similar, security.

If within seven days after a personal trade you wish to trade the same security for the fund, you must do so if in the best interests of the fund. The circumstances will be reviewed and you may be required to provide an explanation.

Trading after a research note

You may not trade a covered security of an issuer until two full business days have passed since the last FIL or FMR research note on that issuer. (This rule is tested during preclearance.)

Buying securities in broker dealers

No covered person may buy the securities of a broker dealer or its parent company if they have been restricted by FIL. (This rule is tested during preclearance.)

Private Securities

You and any covered person must get prior approval from your local Ethics Office before investing in any private placement or other private securities not issued by FIL.

A Word of Caution		Structured products issued as private securities
If you use covered securities as security for a loan	Also note that the 60 day rule applies to liquidations	Investment in structed products based on
(including margin accounts) there is no guarantee
that you will receive preclearance or any other	as do the insider trading rules. Failure to make a	Permissible Indices or non-covered securities and
required permission to trade when you want to	call could place you in default.	issued through private placement does not require
liquidate a holding to meet a call.	You should consider these constraints before setting	prior approval from the Ethics Office.
up such arrangements

Policy on Inside Information

The purpose of these rules is to ensure compliance with securities laws by prohibiting anyone from trading any security while in possession of material, non public information about that security or its issuer. They also explain how to handle any information you do get to protect you, FIL and to prevent unauthorised use or dissemination.

REQUIREMENTS

Advise Legal/Compliance immediately if you acquire inside information

If this happens as part of your job or otherwise, you must immediately advise the relevant Legal or Compliance contact and no one else (not even your manager).

The Legal or Compliance contact will (using an attorney where appropriate):

  Advise you if the material is inside information; and
  Advise you of what steps to take.

You must not:

Disclose the inside information or the fact you have it to anyone other than the Legal or Compliance contact and designated attorney even if you believe such disclosure is harmless;

Trade or cause anyone else to trade in the security about which you have inside information (whether for a fund, account or in a personal capacity) regardless of whether or not you might have a financial interest in the trade.

You must:

Co operate fully with the Legal or Compliance contact, Ethics Office and attorney including signing any confidentiality agreements;

Retain any documentation relating to the information until you are advised by the attorney it may be discarded.

Compliance contacts

Inside Information
This is any information about the issuer of a security,	It is reasonable to expect the price of the security (or	You should consider information to be non public if it
or the security itself that is both material and non	a correlated security) would change if the	is not generally available to the public in a widely
public.	information were public; or there is a substantial	used medium, such as a press release.
You must consider information to be material if:	likelihood that a reasonable investor would consider	ALWAYS CHECK before acting on or sharing any
	the information important in making investment	information that may potentially be inside
	decisions.	information.

Safeguarding inside and other sensitive information

You are responsible for safeguarding inside and other sensitive information from unauthorised disclosure. Appropriate precautions should be part of your daily awareness and workplace routines including:

Never discussing inside or other sensitive information in public places; Storing sensitive documents in a secure place

Not leaving sensitive documents in copiers or meeting rooms or in view on your desk unless access to the desk is controlled; Using passwords to protect information stored on computer and changing them regularly; Disposing of sensitive documents using secure means such as shredders or designated waste bins (see also: http://infosecurity.fmr.com/spi/).

The importance of Internal Information Barriers

Just as it is essential that individual employees handle any inside information responsibly, it is essential to FIL’s efficient functioning that certain areas are not compromised by having inside information. This is achieved by a system of internal information barriers of which these procedures form an essential part.

Following these rules not only protects you, but is also essential to maintaining FIL’s integrity and reputation.

The Code and Securities Laws

Trading on or sharing inside information is a serious violation not just of this Code but of the law in some territories (including the United States) the criminal law. FIL will be vigilant in its enforcement efforts and employees who breach these rules will be subject to disciplinary action, potentially including dismissal. This would be in addition to any sanction handed out by local regulators or courts. There are detailed policies and procedures for the handling of inside information applicable to each region in which Fidelity operates. For more information, contact your local legal and compliance representative.

Inside Information and the Workplace

There are a number of ways employees might come across inside information for example

  By hearing it from personal sources such as a spouse or friend working at a public company to overhearing a conversation in a lift or bar; Because of your work, a broker or public company may knowingly or unwittingly pass on inside information in a business conversation;
  You may be involved in negotiations for a contract or joint venture between FIL and a public company the substance of which, the existance of which, or the potential for which, could be price sensitive or constitute inside information;
  From a customer when trading on their account;

A securities issuer may want to seek FIL’s views on a proposed corporate action or change of CEO.

It is quite easy to come into possession of inside information, but far more difficult to get rid of it. Avoidance is the best defence, but if you do receive inside information you must follow FIL’s procedures.

Local rules and obligations

France

Fidelity Investissements SAS (FISAS) and Fidelity Gestion (FIGEST)

This section applies only in France to employees and directors of FISAS and FIGEST and covered persons of the above but only when the employee or director is placing the trade on their behalf or when the employee shares a joint account with the covered person.

Employees are reminded that in the event your broker refuses to send duplicate reports directly to Fidelity, it is your responsibility to provide Fidelity with the duplicate reports.

Failure to follow the rules set out in the Code of Ethics may result in disciplinary action under the Company’s Règlement Intérieur (RI) and other sanctions provided by French Laws and Regulations.

In accordance with the French Labour Code, not all of the Code of Ethics will apply to employees subject to the RI, but you should note that compliance with the RI and other operational and compliance rules will be taken into account when assessing performance. Serious breaches may also result in the activation of the firm’s disciplinary procedure.

We may amend the Code of Ethics. Amendments will be presented to the employees’ representative prior to the release of the new code.

We are committed to observing principles of data privacy. As data regarding personal transactions may need to be communicated within the Fidelity group from time to time, agreements have been entered into which are designed to ensure proper and responsible handling of such data. Further details regarding your personal data may be obtained from your local Compliance contact.

Employees of FISAS or FIGEST must comply with French Laws and Regulations and with the RI. More specifically, as the case may be, employees are subject to:

  Article L 533 4 and L 465 1 of the Monetary and Financial Code;
  Article 313 9 to 12 of the General Regulation of the AMF and its impending instruction.

Please note that the Company’s RI covers matters not referred to in this Code of Ethics. You must nevertheless follow them to be in compliance with French Laws and Regulations. Breach of these other requirements may be subject to disciplinary action under the French employee handbook.

How we enforce the code

The Ethics Office

The Ethics Office regularly reviews the forms and reports it receives. If you are asked to provide further information or justifications it is in your interest to do so promptly, completely and accurately.

Special Approvals

In cases where you believe that you may qualify for an exception referred to in the Code you must seek prior approval from the Ethics Office. Similarly you must apply if you believe that an exception is justified because of your particular circumstances.

When granted, special approvals may have conditions attached and may be for a limited period. They will in any event be subject to review and may be withdrawn.

Special Approvals	when you may be able to get relief from the Code.

Violations

If it is determined that you or any other covered person has broken the Code, FIL has a variety of sanctions available to it which may take the form of one or any combination of the following:

A warning on your personal record; A fine or other financial penalty; A limitation or ban on personal trading for a period; Dismissal from employment; Referral to civil or criminal authorities.

Before any sanction is applied, you will be provided with an opportunity to explain your conduct and make a representation. You will be advised before making your representation of the potential sanction that might be applied to the violation.

Serious cases and those involving senior executives may be considered by the FIL Ethics Oversight Group formed of representatives from the business, support and oversight areas.

We may take into account any relevant past conduct of the employee, such as prior breaches, as well as if the violation has been reported at the employee’s own initiative.

We will strive to be fair and consistent both in terms of the particular circumstances of the case and FIL’s overall policy on discipline.

FIL’s interpretation of the requirements of the Code will take into account all relevant material and will be regarded as final.

Appeals

If you believe that a request for a special approval has been incorrectly denied or inappropriate sanction applied to you there is an appeal process.

You should provide the Ethics Office within 30 days of the decision an explanation for your seeking a review, including any factors which may not have previously been considered.

You may seek a personal meeting on the matter and bring a personal representative.

In cases of a very serious sanction, any appeal will be handled in accordance with local employment procedures.

Sanction and Appeals Process.

Key Concepts

Approved Funds

Regulated non FIL mutual funds in Approved Jurisdictions provided that:

  shares may be redeemed on demand;
  the net asset value (NAV) of the fund is calculated on a daily basis;
  shares are issued and redeemed on a “forward pricing basis” at the NAV next determined after the buy or sell order;

or any other fund approved by the FIL Ethics Office.

Approved Mutual Funds

Approved Jurisdictions

Those where FIL or FMR have fund management operations as well as all member Countries of the European Union see COE web site for listing.

Automatic Investment Plan

A program in which regular purchases (or withdrawals) are made automatically according to a set schedule and allocation, including monthly savings plans.

Covered Account

Includes any account which does or is intended to hold covered securities (including FIL and FMR Funds) and which belongs to one or more of the following:

  A covered person;
  A company where a covered person is a controlling shareholder or directs its investment decisions;
  A trust where you are:(i) A beneficiary and make investment decisions; or(ii) A trustee and you either might benefit from the trust or an immediate family member is a beneficiary; or(iii) A settler where you can revoke the trust and where you make investment decisions;
  taking in which you have the opportunity to profit from a security transaction.

As well as brokerage accounts, covered accounts include accounts with shares of FIL funds and FMR funds such as accounts held at FIL or FundsNetwork™. These must include wrap accounts (PEP, ISA, PEA, SIPP, unit linked life policies and investment bonds, etc.) but not your FIL pension scheme account. [Please note that with prior written approval from the Ethics Office an account may be excluded from this if you have no investment influence, such as a blind trust].

Covered Person

This includes:

  You and your spouse/domestic partner who shares your household;
  Any immediate family member who shares your household and is under 18 or financially supported by you (immediate family member includes children, stepchildren, grandchildren, parents, stepparents and grandparents, siblings, and parents children and siblings in law);
  Anyone else advised to you by the Ethics Office.
Covered Person – when the Code applies to you or someone other than you.

Covered Security

Includes:

  Shares (public and private companies); Government securities;
  Corporate and municipal bonds;
  Convertible bonds;
  Shares of FIL funds and FMR Funds unless excluded below;
  Shares of open ended funds that are non FIL funds unless an Approved Fund;
  Shares in Exchange Traded Funds;
  Shares in closed end funds;
  Options on securities and securities indices Single stock futures;
  Debt instruments in Indian Rupees issued by the Government of India, the Reserve Bank of India, or Post Offices owned by the Government of India;
  Exchange traded currency derivatives; Any other security not specifically excluded.

But excludes:

  Shares of Approved Funds;
  Shares of money market funds (including where they are FIL funds and FMR funds);
  US Treasury securities;
  Obligations of US Government agencies with remaining maturities of one year or less; Money market instruments;
  Currencies and derivatives thereof (unless they are traded on an exchange);
  Commodities and options and futures on commodities that are traded on a commodities exchange;
  Shares or other securities in FIL or its affilliates.

FIL

Fidelity International Limited and its subsidiaries.

FIL fund

Any fund, account or asset pool advised or sub advised by FIL or an affiliate (other than an FMR fund).

FMR

FMR LLC and its subsidiaries.

FMR fund

Any fund, account or asset pool advised or sub advised by FMR or an affiliate (other than a FIL fund).

FundsNetwork™

All FundsNetwork™ platforms operated by Fidelity International Limited.

Hedge fund

Hedge fund investments are not permitted. Please contact your local Ethics Office for advice if you want to confirm whether a fund is a hedge fund or not.

Non FIL fund

Any open ended fund that is not a FIL fund or an FMR fund.

Permissible Indices

Any official index which has a minimum of 30 components with no one component representing more than 25% of the index at the time of purchase. A list is maintained on the website.

Permissible Indices